Exhibit 99.1

AGL Resources Announces Share Repurchase Program and Declares Quarterly Dividend

ATLANTA--(BUSINESS WIRE)--Feb. 3, 2006--AGL Resources (NYSE: ATG) announced today that its Board of Directors has authorized a plan to repurchase up to 8 million shares of its outstanding common stock. The timing of these purchases will be determined by the company based upon a number of factors, including the market price of AGL Resources common stock; the availability and pursuit of strategic initiatives, including investment and acquisition opportunities; operating cash flow; and internal capital requirements.

“The share repurchase program is an effective tool to help build shareholder value and gives us the flexibility to maintain our debt-to-equity capitalization ratio at its appropriate target level,” said Andrew W. Evans, senior vice president and chief financial officer. “It is designed to offset share issuances under our employee incentive compensation plans, director plans, and dividend reinvestment and stock purchase plans, and will enable us to optimize our capital structure to increase shareholder value.”

Stock repurchases under this program may be made in the open market or in private transactions at times and in amounts that management deems appropriate. There is no guarantee as to the exact number of additional shares that may be repurchased, and management may terminate or limit the stock repurchase program at any time. Repurchased shares will be held as treasury shares.

The company also announced that its Board of Directors has declared a quarterly dividend of $0.37 per share on the company's common stock. The dividend is payable March 1, 2006 to shareholders of record at the close of business on Feb. 17, 2006. The dividend payment will mark the 233rd consecutive quarterly dividend paid by the company since 1948.

About AGL Resources

AGL Resources (NYSE: ATG), an Atlanta-based energy services holding company, serves 2.2 million customers in six states through its utility subsidiaries - Atlanta Gas Light, Elizabethtown Gas in New Jersey, Virginia Natural Gas, Florida City Gas, Chattanooga Gas, and Elkton Gas in Maryland. Ranked by Forbes as one of the 10 Best Managed Utilities and No. 250 in the Forbes Platinum 400 in 2006 as well as a Fortune 1000 company in 2005, AGL Resources reported revenue of $2.7 billion and net income of $193 million in 2005. The company also owns Houston-based Sequent Energy Management, an asset manager serving natural gas wholesale customers throughout the East and Midwest. As a 70 percent owner in the SouthStar partnership, AGL Resources markets natural gas to consumers in Georgia under the Georgia Natural Gas brand. AGL Networks, the company's telecommunications subsidiary, owns and operates fiber optic networks in Atlanta and Phoenix. The company also owns and operates Pivotal Jefferson Island Storage & Hub, a high-deliverability natural gas storage facility near the Henry Hub in Louisiana. For more information, visit www.aglresources.com.

Forward-Looking Statements

Certain expectations and projections regarding our future performance referenced in this press release are forward-looking statements. Forward-looking statements involve matters that are not historical facts and because these statements involve anticipated events or conditions, forward-looking statements often include words such as “anticipate,” “assume,” “can,” “could,” “estimate,” “expect,” “forecast,” “future,” “indicate,” “intend,” “may,” “outlook,” “plan,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar expressions. Our expectations are not guarantees and are based on currently available competitive, financial and economic data along with our operating plans. While we believe our expectations are reasonable in view of the currently available information, our expectations are subject to future events, risks and uncertainties, and there are several factors - many beyond our control - that could cause results to differ significantly from our expectations.

Such events, risks and uncertainties include, but are not limited to, changes in price, supply and demand for natural gas and related products; the impact of changes in state and federal legislation and regulation; actions taken by government agencies on rates and other matters; concentration of credit risk; utility and energy industry consolidation; impact of acquisitions and divestitures; direct or indirect effects on AGL Resources' business, financial condition or liquidity resulting from a change in our credit ratings or the credit ratings of our counterparties or competitors; interest rate fluctuations; financial market conditions and general economic conditions; uncertainties about environmental issues and the related impact of such issues; the impact of changes in weather upon the temperature-sensitive portions of the business; impacts of natural disasters such as hurricanes upon the supply and price of natural gas; acts of war or terrorism; and other factors which are provided in detail in our filings with the Securities and Exchange Commission, which we incorporate by reference in this press release. Forward-looking statements are only as of the date they are made, and we do not undertake any obligation to update these statements to reflect subsequent changes.

CONTACT: AGL Resources
Media
Martha J. Monfried, 404-584-3787
mmonfried@aglresources.com
or
Financial
Steve Cave, 404-584-3801
scave@aglresources.com